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                                                       [TENNECO AUTOMOTIVE LOGO]

NEWS RELEASE


          For Immediate Release


          Contacts:                Jane Ostrander
                                   Media Relations
                                   847 482-5607
                                   jane.ostrander@tenneco-automotive.com

                                   Leslie Hunziker
                                   Investor Relations
                                   847 482-5042
                                   leslie.hunziker@tenneco-automotive.com



TENNECO AUTOMOTIVE CLOSES ON $800 MILLION SENIOR CREDIT FACILITY AND OFFERING
                    OF $125 MILLION OF SENIOR SECURED NOTES
              TRANSACTIONS IMPROVE COMPANY'S FINANCIAL FLEXIBILITY

Lake Forest, Illinois, December 12, 2003 -- Tenneco Automotive (NYSE: TEN) announced that the company on Friday, December 12 closed on its $800 million senior credit facility and a private offering of $125 million of 10.25 percent Senior Secured Notes, due July 15, 2013.

These two transactions completed the refinancing of Tenneco Automotive's senior credit facility, which the company started in June with the issuance of a $350 million senior secured note.

With the closing of this most recent transaction, the company accomplished the following:

* Replaced its current revolver facility with a new source of long-term liquidity;
* Extended most of its debt maturities to 2009 and beyond with a minimal pro forma increase to its interest expense; and


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*        Favorably reset its financial covenant ratios through 2010.

The $800 million senior credit facility, which is an amendment and restatement of the company's prior senior credit facility, includes a 5-year revolving line of credit of $220 million, a 7-year term loan of $400 million and a 7-year letter of credit facility of $180 million, which can also be used as a revolving line of credit to fund short-term borrowings. Loans under the senior facility will be priced initially at LIBOR plus 3.25%.

"We are very pleased to successfully complete this transaction, which will improve Tenneco Automotive's financial flexibility by providing a committed long-term source of liquidity, favorably adjusting our financial covenant ratios through 2010, and extending nearly all of our debt maturities to 2009 and beyond," said Mark P. Frissora, chairman and CEO, Tenneco Automotive.

The notes were sold to investors at a premium of 13 percent above the face value, resulting in net proceeds to the company from the transaction of $136 million after deducting fees and other transaction related expenses. The notes were issued under the same indenture and have the same terms as the $350 million of 10.25% senior secured notes due in 2013 that the company issued in June of this year.

The company used the net proceeds of initial borrowings under the $800 million senior credit facility and the sale of the notes to repay all amounts previously outstanding under the company's senior credit facility. Prior to these transactions, the company's senior credit facility was for $964 million, consisting of $514 million of term loans maturing in 2005, 2007 and 2008 and a $450 million revolving line of credit, which was scheduled to terminate in 2005. The prior term loans had a weighted average interest rate of LIBOR plus 4.05%.



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On a pro forma basis, this most transaction would have increased the company's
2002 full year interest expense by only $1 million. However the company is considering reducing its interest expense by using interest rate swaps to convert a portion of its fixed rate debt to lower-cost floating rate debt.

Tenneco Automotive offered the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

Tenneco Automotive is a $3.5 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,600 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers and DynoMax(R) performance exhaust products, and Monroe(R) Clevite(R) vibration control components.

This news release contains forward-looking statements. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.


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